Exhibit 99.1

Sangamo BioSciences, Inc.
Point Richmond Tech Center
501 Canal Boulevard
Richmond, CA 94804
510-970-6000 ● 510-236-8951(Fax)

SANGAMO BIOSCIENCES APPOINTS H. WARD WOLFF AS EXECUTIVE VICE
PRESIDENT AND CHIEF FINANCIAL OFFICER
Moves from Board of Directors to Senior Management Role

Richmond, Calif., December 3, 2007 —Sangamo BioSciences, Inc. (NASDAQ: SGMO) today announced the appointment of H. Ward Wolff as Executive Vice President and Chief Financial Officer (CFO) effective December 3, 2007. In this newly created position, Mr. Wolff will oversee the company’s administrative, financial and business development activities and operations.
“Ward is one of the most experienced and highly regarded financial executives in the biotechnology industry,” said Edward Lanphier, President and CEO of Sangamo. “His extensive experience developing and implementing successful financial, business development and capital market strategies as well as his thorough knowledge of Sangamo from his service on our Board of Directors will be invaluable to us as we move into our next phase of clinical and commercial development.”
Mr. Wolff joins Sangamo from Nuvelo, Inc., where he served as Senior Vice President, Finance and Chief Financial Officer with responsibility for financial operations until its restructuring in August 2007. Prior to joining Nuvelo, he was CFO and Senior Vice President, Finance at Abgenix, Inc. until April 2006 when Abgenix merged with Amgen Inc. At Abgenix, he was responsible for finance, information technology and corporate communications/investor relations. Prior to joining Abgenix, Mr. Wolff held financial management positions in both public and private emerging growth companies, including serving as Senior Vice President and CFO of DoubleTwist, Inc., a life sciences company integrating genomic information and bioinformatics analysis tools. He began his career with Price Waterhouse, where he held a number of positions as a certified public accountant, including Senior Audit Manager. Mr. Wolff received an M.B.A. from Harvard Business School and a B.A. in Economics from the University of California, Berkeley. He is also a member of the Board of Directors of Portola Pharmaceuticals, Inc.
“I am delighted to become a member of Sangamo’s management team,” commented Mr. Wolff. “Since joining the Board of Directors in 2006, I have seen the company make impressive strides in clinical programs that advance its novel therapeutic product development platform as well as establish important partnerships with a diverse group of key industry collaborators. This is an exciting time for the company as it moves forward with multiple initiatives and I hope to contribute my experience to the collective efforts of all our employees who have brought us our successes to date.”
In conjunction with Mr. Wolff joining Sangamo as an executive officer he has resigned his position on the Sangamo Board of Directors.
About Sangamo
Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy. Phase 1 clinical trials are ongoing to evaluate a ZFP Therapeutic for peripheral artery disease. Other therapeutic development programs are focused on Amyotrophic

Lateral Sclerosis (ALS), cancer and HIV/AIDS, neuropathic pain, nerve regeneration, Parkinson’s disease and monogenic diseases. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFTM) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNTM) for gene modification. Sangamo has established strategic partnerships with companies outside of the human therapeutic space including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP Technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company’s web site at www.sangamo.com.
This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, references to the clinical trials of SB-509, research and development of novel ZFP TFs and ZFNs and therapeutic applications of Sangamo’s ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including uncertainties relating to the initiation and completion of stages of the SB-509 clinical trials, whether the SB-509 clinical trials will validate and support tolerability and efficacy of SB-509, technological challenges, Sangamo’s ability to develop commercially viable products and technological developments by our competitors. See the company’s SEC filings, and in particular, the risk factors described in the company’s Annual Report on Form 10-K and its most recent Quarterly Reports on Form 10-Q. Sangamo BioSciences, Inc. assumes no obligation to update the forward-looking information contained in this press release.

Contact
Sangamo BioSciences, Inc.
Elizabeth Wolffe, Ph.D.
510-970-6000, x271
ewolffe@sangamo.com
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